Exhibit 14.1

ADEX MEDIA, INC.

CODE OF ETHICS

AdEx Media, Inc. (the “Company”) has established this Code of Ethics (this “Code”) to further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness and serve as a guide for proper business conduct. This Code applies to every director, officer (including without limitation Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and employee of the Company. The term “employee” includes any individual who is paid on the Company payroll. This Code strives to deter wrongdoing and promote the following six objectives:

1.	Honest and ethical conduct;

2.	Avoidance of conflicts of interest;

3.	Full, fair, accurate, timely and transparent disclosure;

4.	Compliance with applicable government and self-regulatory organization laws, rules and regulations;

5.	Prompt internal reporting of Code violations; and

6.	Accountability for compliance with the Code.

The Company expects each of its directors, officers and employees to understand and comply with this Code and the rules and regulations that apply to the position they hold and to promptly report any violation of this Code.

CONTENTS

ACCOUNTING POLICIES	1

AMENDMENTS AND MODIFICATIONS OF THIS CODE	1

ANTI-BOYCOTT AND U.S. SANCTIONS LAWS	1

ANTITRUST AND FAIR COMPETITION LAWS	2

BRIBERY	2

COMPLIANCE WITH LAWS, RULES AND REGULATIONS	3

COMPUTER AND INFORMATION SYSTEMS	3

CONFIDENTIAL INFORMATION BELONGING TO OTHERS	3

CONFIDENTIAL AND PROPRIETARY INFORMATION	4

CONFLICTS OF INTEREST	5

CORPORATE OPPORTUNITIES; USE AND PROTECTION OF COMPANY ASSETS	6

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE	6

DISCLOSURE POLICIES AND CONTROLS	6

ENVIRONMENT, HEALTH AND SAFETY	7

FAIR DEALING WITH OTHERS	7

FILING OF GOVERNMENT REPORTS	7

FOREIGN CORRUPT PRACTICES ACT	7

INSIDER TRADING OR TIPPING	7

INTELLECTUAL PROPERTY: PATENTS, COPYRIGHTS AND TRADEMARKS	9

NON-RETALIATION FOR REPORTING	9

POLITICAL CONTRIBUTIONS	9

RECORD RETENTION	10

REGULATION FD	10

RELATIONS AMONG EMPLOYEES	10

WAIVERS	11

COMPLIANCE STANDARDS AND PROCEDURES	11

CONCLUSION	13

APPENDIX	14

i

ACCOUNTING POLICIES

The Company and each of its subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Company.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as punishment up to and including termination of employment.

No director, officer or employee of the Company may directly or indirectly:

•	make or cause to be made a materially false or misleading statement; or

•
omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (“SEC”).

AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification of this Code except by a vote of the Company’s board of directors or a designated board committee that will ascertain whether an amendment or modification is appropriate.

In case of any amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification shall be posted on the Company’s website within two (2) days of the board vote or shall be otherwise disclosed as required by applicable law or stock exchange rules. Notice posted on the website shall remain there for a period of twelve months and shall be retained in the Company’s files as required by law.

ANTI-BOYCOTT AND U.S. SANCTIONS LAWS

The Company must comply with anti-boycott laws, which prohibit it from participating in, and require us to report to the authorities any request to participate in, a boycott of a country or businesses within a country. If you receive such a request, promptly report it to the Company’s CEO. We will not engage in business with any government, entity, organization or individual if doing so is prohibited by applicable laws.

ANTITRUST AND FAIR COMPETITION LAWS

The purpose of antitrust laws in the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services terms or conditions of sale, market share or customer or supplier classification or selection.

It is our policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company. You must understand and comply with the antitrust laws as they may bear upon your activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for you and for the Company. Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to the Company’s CEO or the Company’s legal counsel. Any director, officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

The scenarios below illustrate conduct that is prohibited or could be prohibited for antitrust reasons. However, these scenarios do not cover all prohibited and possibly prohibited antitrust conduct. When in doubt about any situation, whether it is discussed below or not, you should direct the matter to the Company’s CEO and legal counsel.

The following scenarios illustrate conduct that is prohibited for antitrust or anti-competition reasons that raises serious antitrust or anti-competition issues:

•
Any proposal, agreement or understanding—express or implied, formal or informal, written or oral—with any competitor regarding any aspect of competition between the Company and the competitor for sales to third parties.

•	Any proposal, agreement or understanding with customers which restricts the price or other terms at which the customer may resell or lease any product to a third party.

•	Any proposal, agreement or understanding with suppliers which restricts the price or other terms at which the Company may resell or lease any product or service to a third party.

•	Exclusive arrangements for the purchase or sale of products or services.

•	Bundling of goods and services.

•	Technology licensing agreements that restrict the freedom of the licensee or licensor.

•	Agreements to add an employee of the Company to another entity’s board of directors.

BRIBERY

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector. You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside of the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, you should report it to your supervisor, the CEO, or the Company’s legal counsel immediately.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed. In fact, we strive to comply not only with requirements of the law but also with recognized compliance practices. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and management should seek advice from the Company’s legal counsel. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

COMPUTER AND INFORMATION SYSTEMS

For business purposes, the Company may provide officers and employees with telephones and computer workstations and software, including network access to computing systems such as the Internet and email, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain the Company’s permission to install any software on any Company computer or connect any personal laptop to the Company network. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for limited personal use of the Company’s telephones, computers, and email, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their email or Internet use. All emails or Internet use on Company equipment is subject to monitoring by the Company.

CONFIDENTIAL INFORMATION BELONGING TO OTHERS

You must respect the confidentiality of information, including trade secrets and other information given in confidence by others, including partners, suppliers, contractors, competitors or customers, just as we protect our own confidential information. However, certain restrictions about the information of others may place an unfair burden on the Company’s future business. For that reason, directors, officers and employees should coordinate with the Company’s legal counsel to ensure appropriate agreements are in place prior to receiving any confidential third-party information. These agreements must reflect a balance between the value of the information received on the one hand and the logistical and financial costs of maintaining confidentiality of the information and limiting the Company’s business opportunities on the other. In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted, if received via the Internet.

CONFIDENTIAL AND PROPRIETARY INFORMATION

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with the strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include information regarding the Company’s business, products, processes and services. It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations, contents of the Company intranet and business methods or practices.

The following are examples of information that is not considered confidential:

•	Information that is in the public domain to the extent it is readily available;

•	Information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or

•	Information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding the Company or our business associates. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage. You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by any director, officer or employee or made available to you prior to or during the term of your association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.

CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of our operations. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. We must strive to avoid conflicts of interest. We must each make decisions solely in the best interest of the Company. Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited. You should report any actual or potential conflict of interest involving yourself or others of which you become aware.

Here are some examples of conflicts of interest:

Gifts, Entertainment, Loans, or Other Favors. Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, you may accept gifts of a nominal value. Other than common business courtesies, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use the Company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment. Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

•	significantly reduces work efficiency;

•	interferes with your ability to act conscientiously in our best interest; or

•	requires you to utilize our proprietary or confidential procedures, plans or techniques.

You must inform your supervisor of any outside employment, including the employee’s name and expected work hours.

Family Members. Actions of family members may also create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported. Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of this Code, “family members” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

CORPORATE OPPORTUNITIES; USE AND PROTECTION OF COMPANY ASSETS

You are prohibited from:

•	taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position;

•	using Company property, information or position for personal gain; or

•	competing with the Company.

You have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for customer entertainment. You are also responsible for the proper use of property over which you have control, including both Company property and funds and property that customers or others have entrusted to your custody. Company assets must be used only for proper purposes.

Company assets should be used only for legitimate business purposes. Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization. Each director, officer and employee should protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability.

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you. In addition, the violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

DISCLOSURE POLICIES AND CONTROLS

The continuing excellence of the Company’s reputation depends on our full disclosure of important information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the SEC must be transparent, accurate and timely. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation between many departments and disciplines. We must all work together to insure that reliable, truthful and accurate information is disclosed to the public.

The Company must disclose to the SEC, current security holders and the investing public information this is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Company requires you to participate in the disclosure process, which is overseen by the CEO and CFO. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by the CEO, CFO and, upon request, other employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline, up to and including termination of employment.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is also expected to comply with our policies, programs, standards and procedures.

FAIR DEALING WITH OTHERS

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

FILING OF GOVERNMENT REPORTS

Any reports or information provided, on our behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

FOREIGN CORRUPT PRACTICES ACT

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business.

Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by you or an agent acting on our behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or director business to, any person.

You are also prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

The Foreign Corrupt Practices Act also contains significant internal accounting control and record-keeping requirements that apply to the Company’s domestic and international operations.

INSIDER TRADING OR TIPPING

Directors, officers and employees who are aware of material, non-public information from or about the Company (“insiders”), are not permitted, directly or through family members or other persons or entities, to:

•
Buy or sell securities (or derivatives relating to such securities) of the Company, including transfers in or out of the stock funds in the Employee Savings Plan (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b5-1), or

•	Pass on, tip or disclose material, nonpublic information to others outside the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, resulting in fines and jail time.

Examples of information that may be considered material, non-public information in some circumstances are:

•	Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;

•	Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;

•	An undisclosed increase or decrease in dividends on the Company’s common stock;

•	Undisclosed major management changes;

•	A substantial contract award or termination that has not been publicly disclosed;

•	A major lawsuit or claim that has not been publicly disclosed;

•	The gain or loss of a significant customer or supplier that has not been publicly disclosed;

•	An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary;

•	Information that is considered confidential; and

•	Any other undisclosed information that could affect our stock price.

Another Company’s Securities. The same policy applies to securities issued by another company if you have acquired material, nonpublic information relating to such company in the course of your employment or affiliation with the Company.

Trades Following Disclosure. When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until at least one Trading Day after the information has been publicly released to allow the markets time to absorb the information. “Trading Day” means a day on which national stock exchanges are open for trading.

For further information regarding insider trading or tipping, please refer to the Company’s Statement of Policy on Insider Trading.

INTELLECTUAL PROPERTY: PATENTS, COPYRIGHTS AND TRADEMARKS

Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property you conceive or develop during the course of your employment shall be the sole property of the Company. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including designs, materials, compositions of matter, machines, manufactures, processes, improvements, data, computer software, writings, formulas, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of your employment and must render any and all aid and assistance, at our expense, to secure the appropriate patent, copyright, or trademark protection for such intellectual property.

Works of authorship, including literary works, books, articles, computer programs, musical works, lyrics, dramatic works, pantomimes, choreographic works, pictorial, graphic, and sculptural works, motion pictures and other audiovisual works, sound recordings, and architectural works are protected by United States and foreign copyright law as soon as they are reduced to a tangible medium perceptible by humans with or without the aid of a machine. A work does not have to bear a copyright notice in order to be protected, and without the copyright owner’s permission no one may make copies of the work, create derivative works, distribute the work, perform the work publicly, or display the work publicly.

Copyright laws may protect items posted on a website. Unless a website grants permission to download the Internet content you generally only have the legal right to view the content.

NON-RETALIATION FOR REPORTING

The Company will not take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

We will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

POLITICAL CONTRIBUTIONS

You must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted only to the extent allowed by federal, state, local or foreign election laws, rules and regulations.

RECORD RETENTION

You must comply with the Company’s document-retention policies with respect to records created or received in the normal course of business. A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image and other physical formats.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence. Document destruction or falsification in other contexts can result in a violation of federal securities laws or laws against the obstruction of justice.

REGULATION FD

The Company will comply with Regulation FD (Fair Disclosure). Regulation FD, promulgated by the SEC, provides that when the Company, or any person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company’s securities who may trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public. It is the policy of the Company that all communications with the press be handled through the Company’s President.

RELATIONS AMONG EMPLOYEES

We function as a team. Your success as part of this team depends on your contribution and ability to inspire the trust and confidence of your coworkers and supervisors. We must each respect the rights and dignity of others while working as a team to fulfill our objectives. To best function as part of a team, you must be trustworthy and dedicated to high standards of performance.

To facilitate respect and contribution among employees, we have implemented the following employment policies:

•	To hire, pay and assign work on the basis of qualifications and performance;

•	Not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, citizenship, veteran’s status, marital status, disability or sexual orientation;

•	To attract and retain a highly talented workforce;

•	To encourage skill growth through training and education;

•	To encourage an open discussion and feedback between all levels of employees;

•	To prohibit any sexual, physical, verbal or any other kind of harassment by others while an employee is on the job;

•	To make the safety and security of our employees while at the Company facilities a priority; and

•	To respect all workers’ rights to dignity and personal privacy by not disclosing employee information, including protected health information unnecessarily.

WAIVERS

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Company’s board of directors or a designated board committee that will ascertain whether a waiver is appropriate under the circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within five days of the vote of the board of directors or shall be otherwise disclosed as required by applicable law or stock-exchange rules.

A waiver for a specific event arising under the “Conflicts of Interest” section of this Code may be granted to an employee who is not a director or officer on the joint approval of the Chief Executive Officer and the President.

COMPLIANCE STANDARDS AND PROCEDURES

The administration of this Code will be the “Code Administrator”. The Code Administrator is a person to whom you can address any questions or concerns. In addition to fielding questions or concerns with respect to potential violations of this Code, the Code Administrator is responsible for:

  •   investigating possible violations of the Code;

  •   training new employees in Code policies;

  •   conducting annual training sessions to refresh employees’ familiarity with the Code;

  • monitoring compliance with the Code on both an informal and a formal basis, placing particular emphasis on the relationships between employees and third parties;

  • distributing copies of the Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

  • updating the Code as needed and alerting employees to any updates, with appropriate approval of the Board of Directors, to reflect changes in the law, Company operations and in recognized best practices, and to reflect Company experience; and

  •   otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Code Administrator. If you are uncomfortable speaking with the Code Administrator because he or she works in your department or is one of your supervisors, please contact either of the Chief Executive Officer or the Chief Financial Officer.

The Company has established an email anonymousdisclosures@adex.com for those who wish to ask questions about the Company’s policy, seek guidance on specific situations, or report violations of the Code. There is no need to identify yourself, if you prefer not to. Whether you identify yourself or remain anonymous, your email contact will be kept strictly confidential to the extent reasonably possible within the objectives of the Code.

Clarifying Questions and Concerns; Reporting Possible Violations

It is the Company’s policy that each of its employees, officers and directors have open opportunities to bring to the attention of any supervisor or the Code Administration allegations of wrongdoing of any officer, director or employee, including but not limited to violations of this Code, laws or regulations, any actions considered unsafe or any unsound business practices that jeopardize the welfare and safety of employees or customers. Other allegations may include but are not limited to corruption, violations of this Code, bribery, and acceptance of gifts beyond established limits, theft of Company property, misuse of Company property and facilities or any activities that involves fraud or misconduct. If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Code Administrator; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Code Administrator, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Code Administrator. The Code Administrator will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the Code Administrator will consult with the Audit Committee of the Board of Directors and the Board of Directors.

If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

CONCLUSION

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we seek. Each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. Before we take an action, we must always ask ourselves:

•	Does it feel right?

•	Is this action ethical?

•	Is this action in compliance with the law and this Code?

•	Could my action create an appearance of impropriety?

•	Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. The best course of action is to be honest, forthright and loyal at all times.

December 2009

APPENDIX

CERTIFICATE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

In my role as Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or Chief Accounting Officer (“CAO”) of AdEx Media, Inc. (the “Company”), I have adhered to and advocated to the best of my knowledge and ability the following principles and responsibilities governing professional conduct and ethics:

1.
Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

2.
Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable. If I am the CEO or CFO I shall review the annual and quarterly reports before certifying and filing them with the SEC.

3.	Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.
Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information. I acknowledge that confidential information acquired in the course of business is not to be used for personal advantage.

6.	Promote ethical behavior among employees at the Company and as a responsible partner with industry peers and associates.

7.	Maintain control over and responsibly manage all assets and resources employed or entrusted to me by the Company.

8.
Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any potential violations of the Company’s Code of Ethics (the “Code”). Such report shall be made to the Company’s board of directors and shall include conduct of a financial or non-financial nature.

9.	Comply with the Code.

I understand that if I violate any part of the Code, I will be subject to disciplinary action. I understand that the Code is subject to all applicable laws, rules and regulations. I understand that there shall be no waiver of, modification of, or change to any part of the Code except by a vote of the Company’s board of directors or a designated committee of the board. If a waiver of, modification of, or change to the Code is granted, then the notice of the waiver, modification or change shall be posted on the Company’s website within five business days or shall be disclosed otherwise as required by applicable law or stock-exchange rules. Notices posted on the Company website shall remain there for a period of twelve months and shall be retained in the Company’s files as required by law.

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Chief Executive Officer

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Chief Financial Officer